Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Avon Products, Inc., which appears in Avon Products, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

February 27, 2008